Exhibit 4.8

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”), dated as of December ___, 2008, is made between VILLAGE SUPER MARKET, INC., a New Jersey corporation, as borrower (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a National Banking Association (formerly known as First Union National Bank), as lender (the “Lender”).

RECITALS

A.    Reference is made to the Loan Agreement, dated as of September 16, 1999 as amended by that certain First Amendment to Loan Agreement dated as of July 15, 2004 (said loan agreement as amended from time to time being referred to hereinafter as the “Loan Agreement”), between the Borrower and the Lender, pursuant to which Lender made available to Borrower the Revolving Loan (as defined in the Loan Agreement).

B.    The Borrower has requested (i) an increase of the maximum amount available under the Revolving Loan from $20,000,000 to $25,000,000, (ii) an extension of the Maturity Date of the Revolving Loan to December 31, 2011, and (iii) certain other modifications to the terms and conditions of the Loan Agreement, as specified herein.

C.    The Lender is amenable to said modifications in accordance with, and subject to, the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

Section 1.     Definitions

All capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Loan Agreement.

Section 2.     Acknowledgment of Revolving Loan and Waiver.

The Borrower acknowledges and agrees that the Revolving Loan is a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms of the Loan Documents, and that there are no claims, set-offs or defenses to the paymentthereof.

Section 3.     Amendment to the Loan Agreement.

(a)    References in the following Sections of the Loan Agreement to “$20,000,000” shall be deleted and replaced by references to “$25,000,000”: the defined term “Commitment” in Section 1.1 of the Loan Agreement; Section 2.1 of the Loan Agreement; and Section 2.2 of the Loan Agreement.

(b)    The defined term "Maturity Date" set forth in Section 1.1 of the Loan Agreement shall be amended and restated to read as follows:

""Maturity Date" means December 31, 2011; subject, however to extension as provided in Section 3.6 hereof."

(c)    The defined term "Rent" set forth in Section 1.1 of the Loan Agreement shall be amended and restated to read as follows:

""Rent" means the minimum amount of rental and other obligations actually due and payable during the relevant period by any of the Companies as lessee under all leases of real property (other than the current portion of any Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rent or additional rent) (a) that are on account of maintenance and repairs, insurance, taxes, assessments and similar charges or (b) that are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee. "

(d)    Section 3.6 of the Loan Agreement shall be amended and restated as follows:

“3.6 Term. The Term of this Loan Agreement shall expire at midnight on the Maturity Date. The Maturity Date, and therefore the Term of this Agreement, may be extended for additional one (1) year periods as of December 31st of each year during the Term of this Agreement upon the written request of the Borrower to the Lender made at least two (2) months prior (but not more than three (3) months prior) to said date during the Term of this Agreement. Such notice shall be accompanied (i) by a certificate from the Chief Financial Officer of the Borrower stating that no Default or Event of Default has occurred and is then continuing and the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects on such date and (ii) three year financial projections in GAAP format. The Lender shall not be obligated to grant any such extension, it being acknowledged that the Lender may or may not grant any such extension in its sole and absolute discretion, however, the Lender agrees to reply to any such request within thirty days after receipt of a request therefor in accordance with this Section 3.6. The foregoing notwithstanding, the Borrower and the Lender may agree on further extensions of the Maturity Date and therefore the Term of this Agreement from time to time and on such terms as the parties may propose and accept.”

(e) Section 5.12 of the Loan Agreement shall be amended and restated to read as follows:

“5.12 INTENTIONALLY OMITTED.”

(f) Section 7.4(B) of the Loan Agreement shall be amended and restated to read as follows:

“(B) INTENTIONALLY OMITTED.”

(g)    Section 7.4(E) of the Loan Agreement shall be amended and restated to read as follows:

“(E) INTENTIONALLY OMITTED.”

(h)    Section 7.11 of the Loan Agreement shall be amended and restated to read as follows:

“7.11 Management Changes. Permit or suffer a change in management that would result in less than three of the following individuals being in active, full time and direct control of the business of each of the Companies: Perry Sumas, James Sumas, Robert Sumas, William Sumas, John P. Sumas, Kevin Begley, John J. Sumas and Nicholas Sumas.”

Section 4.      Conditions Precedent. The agreement of the Lender to amend the Loan Agreement as set forth herein is subject to the conditions precedent that, on or before the date hereof, the Lender shall have received the following, each in form and substance satisfactory to the Lender:

(a) this Amendment, duly executed and delivered by the Borrower;

(b) an Amended and Restated Revolving Note made by Borrower in favor of

Lender in the aggregate principal amount of $25,000,000, substantially in the form attached hereto as EXHIBIT "A", duly executed and delivered by the Borrower;

(c) payment in full to Lender of a loan processing fee in connection with this Amendment in the amount of $25,000;

(d) payment in full of all fees and expenses incurred by the Lender's outside counsel for legal services rendered in connection with this Amendment; and

(e) such other documents and information as the Lender may reasonably request.

Section 5.     Representations and Warranties. To induce the Lender to enter into this Amendment, the Borrower makes the following representations and warranties to the Lender, which shall survive the execution and delivery hereof:

(a)    The execution and delivery of this Amendment has been authorized by all necessary corporate action on its part, this Amendment has been duly executed and delivered by it, and this Amendment and the Loan Agreement, as amended hereby, constitutes the legal, valid and binding obligations of it enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, moratorium laws from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)    No Event of Default has occurred and is continuing under the Loan Agreement, and no event has occurred that, with notice, lapse of time or both, would constitute such an Event of Default; and

(c)      The representations and warranties set forth in the Loan Agreement and the other Loan Documents are true and correct as of the date hereof in all material respects.

Section 6.      Effect of Amendment; No Novation. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lender under the Loan Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. All references to the Loan Agreement in anyLoan Document or other instrument, agreement or document shall hereafter be deemed to refer to the Loan Agreement as amended by this Amendment. This Amendment is given as a modification of the Borrower's obligations under the Loan Agreement and is not given in substitution therefor or extinguishment thereof and is not intended to be a novation.

Section 7.      Waiver of Claims and Defenses; Release. The Borrower agrees that, as of the date hereof, it has no claim, counterclaim, cause of action or defense of any kind by way of setoff or otherwise (i) to the payment and satisfaction in full of the Revolving Loan, (ii) inconnection with any provisions of the Loan Agreement and the other Loan Documents and (iii) in connection with any and all acts or omissions of the Bank in administering the amounts outstanding under the Loan Documents or otherwise. The foregoing notwithstanding, to the extent that any such claim or defense may or does exist as of the date hereof, the Borrower waives and releases any and all such claims, counterclaims, causes of action and defenses. Section 8. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to an amendment of the Loan Agreement pertaining to the subject matter hereof, and it supersedes and replaces all prior and contemporaneous agreements, discussions and understandings (whether written or oral) with respect to such amendment. Section 9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 8.       Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to an amendment of the Loan Agreement pertaining to the subject matter hereof, and it supersedes and replaces all prior and contemporaneous agreements, discussions and understandings (whether written or oral) with respect to such amendment.

Section 9.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.     Governing Law. This Amendment, including the validity thereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

Section 11.     Execution Certification. This Amendment has been executed by the Borrower and delivered to the Lender in the State of New Jersey.

Section 12.     Patriot Act Notice. To help the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this Section, account shall be understood to include loan accounts.

Section 13.    OFAC Provisions. None of the Borrower, any guarantor, any subsidiary of the Borrower or any guarantor nor any affiliate of the Borrower or any guarantor is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from the loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BORROWER
VILLAGE SUPER MARKET, INC.,
ATTEST:	a New Jersey Corporation

By: __________________________	By: __________________________
Name:	Name:
Title:	Title:

LENDER
WACHOVIA BANK, NATIONAL
ASSOCIATION (formerly known as First
Union National Bank)

By: ___________________________
Name:
Title:

EXHIBIT A

REVOLVING NOTE
(AMENDED AND RESTATED)

$25,000,000	December ___, 2008

FOR VALUE RECEIVED, VILLAGE SUPER MARKET, INC. (the "Borrower")hereby promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION(formerly known as First Union National Bank) (the "Lender") at its offices at 190 River Road,Summit, Mail Code NJ 3161, New Jersey 07901, the principal sum of TWENTY FIVE MILLION AND 00/100 DOLLARS ($25,000,000), or such amount as is indicated from time totime on the records of the Lender for this Revolving Note, in United States currency in immediately available funds and to pay interest thereon at rates determined pursuant to the Loan Agreement, dated September 16, 1999, between the Lender and the Borrower, as amended by that First Amendment to Loan Agreement dated as of July 15, 2004 and as further amended by that certain Second Amendment to Loan Agreement dated as of the date hereof (the "Loan Agreement").

This Revolving Note is the "Revolving Note" referred to in the Loan Agreement and is subject to all its terms and conditions. The Loan Agreement contains provisions for the acceleration of the maturity and optional prepayment of this Revolving Note and an increase in the interest rate upon an Event of Default. Capitalized terms used in this Revolving Note and defined in the Loan Agreement shall have the meanings and be construed as provided in the Loan Agreement.

This Revolving Note amends, restates and replaces that certain Revolving Note, dated July 15, 2004, issued by the Borrower and payable to the Lender in an original principal amount of up to $20,000,000.00 (the “Existing Note”). This Revolving Note is a modification of the Borrower’s obligations under the Existing Note and not an extinguishment and substitution, nor a novation of said obligations. As of the date of this Revolving Note, all obligations of the Borrower owing under the Existing Note shall be deemed evidenced by this Revolving Note.

Interest shall be payable in arrears on each Interest Payment Date as provided in the Loan Agreement. Interest shall be calculated as provided in the Loan Agreement on a 360-day year based on the number of days elapsed.

The Borrower shall pay interest on the unpaid principal amount of each advance that the Lender makes from the date of each advance until the entire principal amount and accrued interest shall be paid in full. To the extent permitted by law, and in Lender's discretion, the Borrower shall pay interest on any overdue interest payments from their due date.

Except for special circumstances set forth in the Loan Agreement or upon the occurrence of an Event of Default, there shall be no mandatory principal payments prior to the Maturity Date. On the Maturity Date, the entire principal sum outstanding, plus all accrued and unpaid interest shall be due and payable and paid in full.

The Lender shall endeavor to record in its records for this Revolving Note the amount of all advances and extensions of credit and payments of principal and interest. The failure of the Lender to make such notation upon the making of any advance or the payment of any principal or interest, however, shall not alter or impair the rights and remedies of the Lender if an advance has actually been made or the rights and remedies of the Borrower if a payment has been delivered.

Upon the occurrence of an Event of Default the principal and interest under this Revolving Note may become, or may be declared to be, immediately due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement. The interest rate may also be increased upon the occurrence of an Event of Default as provided in Section 9.8 of the Loan Agreement.

The Borrower acknowledges that the Lender does not presently intend for the aggregate principal amount of the borrowings and extensions of credit under the Revolving Loan to exceed the original principal amount of this Revolving Note. Notwithstanding the foregoing, if, for any reason, the Lender shall make advances and extensions of credit in excess of that amount, the Borrower hereby agrees to repay those excess sums upon demand at the interest rate provided under the Loan Agreement with respect to the Revolving Loan.

All payments shall be applied first to costs of collection, then to accrued interest with the balance applied to the reduction of principal.

This Revolving Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

The Borrower and each endorser hereby waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Revolving Note.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed on the date first above written.

ATTEST:		VILLAGE SUPER MARKET, INC.,
a New Jersey Corporation

By:		By:
	Name:	Name:
	Title:	Title: